Exhibit 99.3

NEWS RELEASE
Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	212-213-0006
631-962-2043
Kim Wittig (media)
Director
631-962-2135
OSI PHARMACEUTICALS PROVIDES UPDATE ON OSI-906 DATA BEING
PRESENTED ON MAY 30TH AT THE UPCOMING ANNUAL MEETING OF
THE AMERICAN SOCIETY OF CLINICAL ONCOLOGY (ASCO)
— OSI-906, a Potential First-in-Class Oral IGF-1R Inhibitor, Shows Encouraging Indications
of Anti-Tumor Activity in On-going Phase I Program —
MELVILLE, NEW YORK — May 15, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today preliminary data from two Phase I dose escalation studies of oral OSI-906, a small molecule insulin like growth factor-1 receptor (IGF-1R) tyrosine kinase inhibitor, in patients with advanced solid tumors. The studies, along with a third on-going Phase I trial assessing OSI-906 in combination with Tarceva, comprise part of the Company’s principal oncology development program targeting the IGF-1R. The program also includes translational research and biomarker development activities around this highly attractive oncology target. In an intermittent oral dosing study, OSI-906 was well-tolerated up to doses of 450mg and has provided preliminary evidence of anti-tumor activity, with one confirmed partial response in an adrenocortical carcinoma (ACC) patient; one minor response in a patient with non-small cell lung cancer (NSCLC); 14 patients with stabilization of their disease for longer than 12 weeks including 7 patients with stabilization of their disease for longer than 24 weeks (out of 27 patients evaluable for tumor response to date). In a continuous dosing study, OSI-906 also had an acceptable safety profile and disease stabilization for longer than 12 weeks has been observed in 8 out of 29 patients evaluable for tumor response to date. Both Phase I studies continue to accrue patients at higher doses to determine the maximum tolerated dose (MTD) for both intermittent and continuous dosing of OSI-906, and to establish a recommended dose and dosing schedule for a Phase II clinical trial of OSI-906.
“We believe these data, along with early data from an additional combination Phase I study with Tarceva, continue to position OSI-906 as a potential first-in-class small molecule inhibitor of the IGF-1R,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “Our extensive research around this crucial oncology signaling target has led us to develop a comprehensive development effort that includes targeting tumors such as ACC and ovarian cancer, where IGF-2 over-expression could indicate a particular dependence on this signaling pathway, and also NSCLC, where our understanding of EMT and compensatory signaling mechanism suggest that a Tarceva/OSI-906 combination could be particularly effective. With continued progress in our program we believe we could begin two registration-oriented trials — a monotherapy study in ACC in 2009 and a Tarceva combination study in NSCLC in 2010.”
The OSI-906 Phase I single-agent data will be presented in two poster presentations at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in Orlando, FL on May 30, 2009 between 8a.m to noon EDT (Abstracts #3544 and #2559).
Study Results
Preliminary activity in adrenocortical tumor (ACC) in phase I dose escalation study of intermittent oral dosing of OSI-906, a small molecule insulin like growth factor -1 receptor (IGF-1R) tyrosine kinase inhibitor in patients with advanced solid tumors- C.P. Carden, et al. (Abstract #3544)
The primary objective of this study (OSI-906-102) is to determine the maximum tolerated dose (MTD) and recommended Phase II dose of oral OSI-906 for three intermittent dosing schedules: Schedule 1: days 1-3, every 14 days; Schedule 2: days 1-5, every 14 days; Schedule 3: days 1-7, every 14 days. Secondary objectives include safety profile, pharmacokinetics (PK) and pharmacodynamics (PD) profiles and preliminary anti-tumor activity.
Preliminary results from 33 patients evaluable to date showed that OSI-906 was well-tolerated up to doses of 450 mg, with no dose limiting toxicities (DLTs) and no grade 3 or 4 toxicities reported to date. Most common adverse events were grade 1 rash, diarrhea, fatigue and peripheral edema. Frequency and severity of toxicities did not correlate with dose level. Two cases of hyperglycemia (one grade 1; one grade 2) were reported.
Encouraging anti-tumor activity was seen in the study, with one partial response in an ACC patient at the 450mg dose (in the Schedule 1 group), 14 patients with stable disease for > 12 weeks including 7 patients with stable disease for > 24 weeks. Of particular note, anti-tumor activity was seen in two ACC patients and one NSCLC patient:
-	One 2nd-line ACC patient, a 35-year old woman with metastatic disease, had a partial response (PR) confirmed at 16 weeks of treatment with OSI-906. No drug-related toxicities have been observed to date and this patient continues on therapy.

-	One 4th-line NSCLC patient, a 77-year old man with metastatic disease, had a minor response per the treating physician and a best response (per RECIST) of stable disease for 43 weeks.

-	One 3rd-line ACC patient had stable disease for 30 weeks.
The study authors also note that PK is dose-proportional up to 450mg. An exploratory analysis from glucose monitoring also indicates that significant hyperglycemia was not observed in patients in spite of hyperinsulinemia at higher doses.
The MTD in this study has not yet been reached and patient accrual is on-going.

Phase I dose escalation study of continuous oral dosing of OSI-906, an insulin like growth factor-1 receptor (IGF-1R) tyrosine kinase inhibitor, in patients with advanced solid tumors- C.R. Lindsay, et al. (Abstract #2559)
The primary objective of this study (OSI-906-101) is to determine the MTD and recommended Phase II dose of oral OSI-906 administered either once daily or twice daily. Secondary objectives also included safety profile, PK and PD profiles and preliminary anti-tumor activity.
Preliminary results from 37 patients with advanced solid tumors (9 colorectal, 6 pancreatic, 3 renal, 3 esophageal and 16 other tumor types) also show that continuous oral dosing of OSI-906, given either once or twice a day, has an acceptable safety profile. One recent DLT of asymptomatic grade 3 hyperglycemia was reported at the 450mg once-a-day dose, however, this patient was asymptomatic and glucose returned to normal by Day 2, and no dose interruptions or reductions were necessary. OSI-906 plasma concentrations exceed concentration required for anti-tumor efficacy in preclinical models, with twice-a-day dosing providing improved coverage above threshold. Further, PD target modulation and disease stabilization were observed. While no objective tumor responses have been reported to date, 8 patients had stable disease > 12 weeks including 4 patients who had stable disease > 24 weeks.
The MTD in this study has not yet been reached and patient accrual is on-going.
Additional Background on OSI-906

IGF-1 and IGF-2 are growth factors, or hormones, known to stimulate growth and survival of cancerous cells. IGF-1R has been viewed as an important therapeutic target due to its involvement in the growth and proliferation of a variety of human cancers, including colorectal, prostate, non-small cell lung, breast and ovarian cancers.
In preclinical studies, OSI-906 blocked the ability of IGF-1R to signal in xenograft mouse models of human colorectal cancer. Preclinical research also showed that colon cancer tumor cells respond to OSI-906 because they produce and are dependent on the growth-promoting effects of IGF-2. In addition to colorectal cancer, OSI-906 has also been shown to inhibit growth of human pancreatic and thyroid cancers in animal models. The IGF/IGF-1R signaling pathway has also been implicated in protecting tumor cells from apoptosis induced by a number of cytotoxic agents as well as molecular targeted therapies including EGFR inhibitors. Preclinical data also suggest that OSI-906 may be synergistic with Tarceva in non-small cell lung and pancreatic human tumor xenografts.
About OSI Pharmaceuticals

OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.